GREENSPRING FUND, INC.
FOURTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FOURTH AMENDMENT dated as of April 25, 2012, to the Custody Agreement, dated as of June 28, 2005, as amended May 1, 2009, May 1, 2010 and February 1, 2011 (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Articles 13.1 and 13.2 shall be superseded and replaced with the following:

13.1 Effective Period.  This Agreement will continue in effect until June 30, 2013.

13.2 Termination.  Subsequent to June 30, 2013, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Fund may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.	U.S. BANK NATIONAL ASSOCIATION

Name: Elizabeth Agresta Swam	By:_/s/Michael R. McVoy____________
By: /s/Elizabeth Agresta Swam_______	Name: Michael R. McVoy
Title: Chief Compliance Officer	Title: Senior Vice President